Contact:          Thomas E. Kiraly
                  Executive Vice President and
                  Chief Financial Officer
                  (617) 367-2163, Ext. 5101

                         CONCENTRA STOCKHOLDERS APPROVE
                      MERGER WITH YANKEE ACQUISITION CORP.

         BOSTON, Mass. (August 17, 1999) - Concentra Managed Care, Inc. (Nasdaq/NM: CCMC) today said that its stockholders, voting at a special meeting today, have approved the Company's previously announced merger with Yankee Acquisition Corp. With stockholder approval of the merger, Concentra has filed articles of merger with the Delaware Secretary of State.

         Under the terms of the merger, each of Concentra's approximately 47.3 million outstanding shares of common stock have been converted into the right to receive $16.50 in cash. Concentra has appointed ChaseMellon Shareholder Services, L.L.C. as the exchange agent for payment of the merger consideration. Concentra anticipates that the exchange agent will contact stockholders soon with instructions on how to receive payment for the shares. Accordingly, the Company's common shares will no longer trade on the Nasdaq National Market.

         Concentra is the leading provider and comprehensive outsource solution for cost containment and fully integrated care management in the occupational, auto, and group healthcare markets. Concentra offers prospective and retrospective services to employers and insurers of all sizes, providing pre-employment testing, loss prevention services, first report of loss, injury care, specialist networks and specialized cost containment to the disability and automobile injury markets. Currently, the Company operates the nation's largest network of occupational healthcare centers, managing the practices of approximately 343 physicians located in 201 centers in 61 markets in 32 states. The Company has approximately 1,100 field case managers who provide medical management and return to work services in 49 states, the District of Columbia, and Canada. The Company also has 84 service locations that provide specialized cost containment services including utilization management, telephonic case management, first notice of loss reporting, and retrospective bill review.

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